Exhibit 10.2

Promissory Note
Revolving Credit
LIBOR Rate

$50,000,000	August 25, 2011

ANAREN, INC., a New York corporation with a place of business at 6635 Kirkville Road, East Syracuse, New York 13057 (“Borrower”) shall pay to the order of KEYBANK NATIONAL ASSOCIATION, a national banking association, with offices at 201 South Warren Street, Syracuse, New York 13202, and its successors and assigns (“Lender”), Fifty Million Dollars ($50,000,000), or so much thereof as may have been advanced under this Note on or before August 25, 2014 (“Maturity Date”), plus interest on the outstanding balance from this date until paid.

Advances.  Provided that no “Event of Default”, as hereinafter defined exists, Lender will, upon request from Borrower, make advances to or for the account of Borrower up to but not exceeding an aggregate unpaid principal amount outstanding at any one time of $50,000,000 (“Available Credit”).  All advances shall be in a minimum amount of at least $50,000 or such lesser amount remaining under the Available Credit.  Subject to the foregoing, Borrower may borrow, repay and reborrow up to the Available Credit.

For purposes hereof, the following definitions shall apply:

“Adjusted Prime Rate” means, for any day, a rate per annum equal to the sum of (a) the Prime Rate in effect for such day and (b) the Prime Margin.  Any change in the Adjusted Prime Rate shall be effective from and including  the effective date of the respective change.

“Adjusted LIBOR Rate” means, for any LIBOR Interest Period, an interest rate per annum to the sum of (a) the rate obtained by dividing (x) the LIBOR Rate for such LIBOR Interest Period by (y) a percentage equal to one hundred percent (100%) minus the LIBOR Reserve Requirements (expressed as a percentage) for such LIBOR Interest Period and (b) the LIBOR Margin.  Any change in the Adjusted LIBOR Rate shall be effective from and including  the effective date of the respective change.

“Business Day” means a day of the year on which banks are not required or authorized to close in Cleveland, Ohio provided, however, that when used in connection advances at the Adjusted LIBOR Rate, the term “Business Day” shall also exclude any day for which commercial Banks are not open for dealings in deposits on the London interbank Eurodollar market.

"Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Note, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any governmental authority after the date of this Note or (c) compliance by the Lender with any request, guideline or directive (whether or not having the force of law) of any governmental authority made or issued after the date of this Note.

“EBITDA” means the net earnings of Borrower plus the aggregate amounts deducted in determining such net income in respect of interest expenses, taxes, depreciation, amortization, and other non-cash charges (including non-cash expenses related to equity based compensation); but not, however, giving effect to extraordinary losses or gains in calculating net income.

 “GAAP” means generally accepted accounting principles as in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, consistently applied.

“Indebtedness” shall mean, for any Person (excluding in all cases trade payables payable in the ordinary course of business by such Person), (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations for the deferred purchase price of capital assets, (c) all obligations under conditional sales or other title retention agreements, (d) all obligations (contingent or otherwise) under any letter of credit, banker’s acceptance, currency swap agreement, or Interest Rate Agreement, (e) all synthetic leases, (f) all lease obligations that have been or should be capitalized on the books of such Person in accordance with GAAP, (g) all obligations of such Person with respect to asset securitization financing programs to the extent that there is recourse against such Person or such Person is liable (contingent or otherwise) under any such program, (h) all obligations to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, and (i) any other transaction (including forward sale or purchase agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements.

“Interest Rate Agreement” means any agreement for a derivative or hedging product, including, without limitation, interest rate or equity swaps, futures, options, caps, floors, collars, or forwards now or hereafter executed by and between Borrower and Lender or any Lender Affiliate.

"Lender Affiliate" means any one or more bank or non-bank subsidiaries (other than the Lender) of KeyCorp and its successors.

“Leverage Ratio” means, on any date, the ratio of (a) Indebtedness on such date to (b) EBITDA.

"LIBOR Interest Period" means the period commencing on the date an advance bearing interest at the Adjusted LIBOR Rate is made, continued, or converted and ending on the numerically corresponding day in the calendar month  that is one, two, three or six months thereafter, as Borrower may elect; provided, however, if the Interest Period would end on a day other than a Business Day, such LIBOR Interest Period shall be extended to the next Business Day unless the next Business Day would fall into the next calendar month, in which event the Interest Period shall end on the next preceding Business Day and any Interest Period that commences on the last Business Day of a calendar month shall end on the last Business Day of the last calendar month of such LIBOR Interest Period.

“LIBOR Margin” means, with respect to advance at the Adjusted LIBOR Rate,  the applicable rate per annum set forth below under the caption “LIBOR Option Margin”, based on Borrower’s Leverage Ratio as of the end of each fiscal quarter as set forth in Borrower’s annual or quarterly financial statements, with each change in the LIBOR Margin resulting from a change in the Leverage Ratio being effective for the period commencing subsequent to the delivery of such consolidated financial statements indicating such change and ending on the date the immediately preceding the effective date of the next such change (e. g. a change based on financial statements for the quarter ending June 30th will be effective for the period commencing October 1st):

Category	Leverage Ratio	LIBOR Option Margin
I	<1.50x	+100 bps
II	≥1.50x <2.00x	+150 bps
III	≥2.00x<2.25x	+175 bps
IV	≥2.25x< 2.50x	+200 bps

“LIBOR Rate” means the rate per annum calculated by the Lender in good faith, which Lender determines with reference to the rate per annum at which deposits in United States dollars are offered by prime Lenders in the London interbank eurodollar market two (2) Business Days prior to the day on which such rate is calculated by the Lender, in an amount comparable to the amount of such advance and with a maturity equal to the applicable labor Interest Period.

 “LIBOR Reserve Requirements” means, for advance at the Adjusted LIBOR Rate, the maximum reserves (whether basic, supplemental, marginal, emergency, or otherwise) prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to liabilities or assets consisting of or including “Eurocurrency liabilities” (as defined in Regulation D of the Board of Governors of the Federal Reserve System) having a term equal to the term of such advance.

"Organization" means a corporation, government or government subdivision or agency, business trust, estate, trust, partnership, association, two or more Persons having a joint or common interest, and any other legal or commercial entity.

“Person” means an individual or an Organization.

“Prime Margin” with respect to any advance at the Adjusted Prime Rate,  the applicable rate per annum set forth below under the caption “Prime Option Margin”, based on Borrower’s Leverage Ratio as of the end of each fiscal quarter as set forth in Borrower’s annual or quarterly financial statements, with each change in the Prime Margin resulting from a change in the Leverage Ratio being effective for the period commencing subsequent to the delivery of such consolidated financial statements indicating such change and ending on the date the immediately preceding the effective date of the next such change (e. g. a change based on financial statements for the quarter ending June 30th will be effective for the period commencing October 1st):

Category	Leverage Ratio	Prime Option Margin
I	<1.50x	-0-
II	≥1.50x <2.00x	25 bps
III	≥2.00x<2.25x	50 bps
IV	≥2.25x< 2.50x	75 bps

“Prime Rate” means the rate per annum from time to time established by the Lender as the Lender’s Prime Rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by the Lender for commercial or other extensions of credit.  In the event of any change in the Prime Rate, the rate of interest applicable to the loans evidenced hereby shall be adjusted to immediately correspond with each such change.

Interest (Adjusted Prime Rate).  Borrower shall pay interest on the outstanding principal balance of this Note at the rate per annum equal to the Adjusted Prime Rate.

Interest (Adjusted LIBOR Rate).  Notwithstanding anything contained in this Note to the contrary, Borrower may elect to have one or more advances under this Note bear interest at a fixed rate of interest equal to the Adjusted LIBOR Rate for the duration of a LIBOR Interest Period; provided, however, that such advance shall be in an amount that is an integral of $100,000 and not less than $100,000, and provided further that no LIBOR Interest Period may extend beyond the Maturity Date.  Upon the expiration of the applicable LIBOR Interest Period, Borrower may elect a new Adjusted LIBOR Rate or the Adjusted Prime Rate advance.  If Borrower fails to timely make such an election with respect to a Adjusted LIBOR Rate advance prior to the end of the LIBOR Interest Period applicable thereto, at the end of such LIBOR Interest Period, such advance shall continue to bear interest at the Adjusted LIBOR Rate for the then expiring LIBOR Interest Periods until an election is made. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and Lender so notifies Borrower, then, so long as an Event of Default is continuing (i) no outstanding advance may be converted to or continued as a LIBOR Rate advance and (ii) unless repaid, each Adjusted LIBOR Rate advance shall be converted to a Prime Rate Loan at the end of the LIBOR Interest Period applicable thereto.1.  To request a Adjusted LIBOR Rate advance, Borrower shall notify Lender of such request in writing  not later than 11:00 a.m., New York City time on the date of the proposed advance.  Each borrowing request shall specify the following information:

(i)           the amount of the requested advance;

(ii)           the date of such advance, which shall be a Business Day; and

(iii)           the initial LIBOR Interest Period to be applicable thereto, which shall not extend beyond the Maturity Date.

At no time may there be more than three (3) LIBOR Interest Periods in effect with respect to the advances.

2.  (a)  If, because of any Change in Law, there shall be any increase in the cost to Lender of making, funding, maintaining, or allocating capital to any advance bearing interest at the Adjusted LIBOR Rate, including a change in LIBOR Reserve requirements, then Borrower shall, from time to time upon demand by Lender, pay to Lender additional amounts sufficient to compensate Lender for such increased cost.

(b) If, because of any Change in Law, it becomes unlawful for Lender to make, fund, or maintain any advance at the Adjusted LIBOR Rate, then Lender’s obligation to make, fund, or maintain any such advance shall terminate and each affected outstanding advance shall be converted to the Adjusted Prime Rate on the earlier of the termination date for each LIBOR Interest Period or the date the making, funding, or maintaining of each such advance becomes unlawful.

3.  If Lender determines (which determination shall be conclusive and binding upon Borrower, absent manifest error) (i) that dollar deposits in an amount approximately equal to the portion of the advances for which Borrower has exercised the LIBOR Rate advance for the designated LIBOR Interest Period are not generally available at such time in the London Interbank Market for deposits in dollars, (ii) that the rate at which such deposits are being offered will not adequately and fairly reflect the cost to Lender of maintaining an Adjusted LIBOR Rate on such portion of the advances or of funding the same for such LIBOR Interest Period due to circumstances affecting the London Interbank Market generally, (iii) that reasonable means do not exist for ascertaining an Adjusted LIBOR Rate, or (iv) that an Adjusted LIBOR Rate would be in excess of the maximum interest rate which Borrower may by law pay, then, in any such event, Lender shall so notify Borrower and all portions of the advances bearing interest at an Adjusted LIBOR Rate that are so affected shall, as of the date of such notification with respect to an event described in clause (ii) or (iv) above, or as of the expiration of the applicable LIBOR Interest Period with respect to an event described in clause (i) or (iii) above, bear interest at the Adjusted Prime Rate until such time as the situations described herein are no longer in effect or can be avoided by Borrower requesting a LIBOR Rate advance for a different LIBOR Interest Period.

4.  If Borrower repays any advance bearing interest at the Adjusted LIBOR Rate prior to the end of the applicable LIBOR Interest Period, including without limitation a prepayment under sections 2 and 3 immediately preceding, Borrower shall reimburse Lender on demand for the resulting loss or expense incurred by Lender, including without limitation any loss or expense incurred in obtaining, liquidating or reemploying deposits from third parties.  A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail by Lender and submitted by Lender to the Borrower, shall be conclusive and binding for all purposes absent manifest error in computation (“Breakage Costs”).  Calculation of all amounts payable to Lender under this section shall be made as though Lender shall have actually funded the relevant advance through deposits or other funds acquired from third parties for such purpose; provided, however, that Lender may fund any advance bearing interest at the Adjusted LIBOR Rate in any manner it sees fit and the foregoing assumption shall be utilized only for purposes of calculation of amounts payable under this paragraph.  Lender will be entitled to receive the reimbursement provided for herein regardless of whether the prepayment is voluntary or involuntary (including demand or acceleration of the Note upon Borrower's default).

Payments.  Commencing October 1, 2011, and continuing on the 1st day of each consecutive three month period thereafter through and including the Maturity Date, Borrower shall pay interest then accrued and unpaid on the outstanding balance (if any) of this Note.  In addition, if the outstanding principal balance under this Note exceeds the Available Credit then in effect (including each time the Available Credit is reduced under the terms of this Note or any of the Loan Documents), Borrower shall immediately make a principal payment in the amount of such excess.  On the Maturity Date or the earlier acceleration of this Note, Borrower shall pay the entire principal balance, plus all accrued and unpaid interest and fees.  Borrower shall make all payments on this Note to Lender at its address stated above, or at such other place as the holder of this Note may designate.  Borrower may make prepayments of principal at any time subject to Paragraph 5 under “Interest (Adjusted LIBOR Rate)” above, and subject to any requirements and/or provisions of any agreement(s) for any derivative or hedging product, including, without limitation, interest rate or equity swaps, futures, options, caps, floors, collars, or forwards now or hereafter executed by and between Borrower and Lender with respect to this Note.  For any payment due under this Note not made within ten (10) days after its due date, Borrower shall pay a late fee equal to the greater of five percent (5%) of the amount of the payment not made or $50.00.  Lender shall apply all payments received on this Note to any unpaid late charges and prepayment premiums, accrued and unpaid interest then due and owing, and the reduction of principal of this Note, in such order and in such amounts as Lender may determine from time to time.  The sum or sums shown on Lender’s records shall be rebuttably presumptive of the correct unpaid balances of principal and interest on this Note.  Lender is also authorized to complete all blank spaces in this Note.  If any payment comes due on a day that is not a Business Day, Borrower may make the payment on the first Business Day following the payment date and pay the additional interest accrued to the date of payment.  “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York State.

Default Rate.  At Lender’s election, without notice or demand, Borrower shall pay interest at the rate per annum equal to two percent (2%) plus the applicable interest rate under this Note (“Default Rate”) on the outstanding balance of this Note during the period that any Event of Default exists (as  defined below), on past due interest on this Note, on all other amounts payable to Lender by Borrower in connection with this Note, and on any unsatisfied judgment on this Note.  In no event, however, shall the interest rate on this Note exceed the highest rate permitted by law.

Fees. Borrower shall pay the Lender a non-usage fee for each calendar quarter based upon the average daily unused Available Credit during such quarter, which fee shall commence accruing ninety (90) days from the date of this Note.  The amount of the non-usage fee shall be the average daily unused Available Credit multiplied by the applicable basis points from the chart set forth below under the column headed “Non-Usage Fee” based on Borrower’s Leverage Ratio as of the end of each fiscal quarter as set forth in Borrower’s annual or quarterly financial statements, with each change in the non-usage fee resulting from a change in the Leverage Ratio being effective for the period commencing subsequent to the delivery of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change (e. g. a change based on financial statements for the quarter ending June 30th will be effective for the period commencing October 1st):

Leverage Ratio	Non-Usage Fee
<1.50x	10 bps
≥1.50x <2.00x	25 bps
≥2.00x<2.25x	30 bps
≥2.25x< 2.50x	40 bps

Accrued non-usage fees shall be payable in arrears on the last day of April, July, October and January of each year and on the date on which the Commitment terminates, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Warranties.  Borrower represents and warrants to the Lender (which representations and warranties will survive the delivery of the Note) that:

1.  Borrower and each Guarantor is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the State of incorporation or formation and has all requisite power and authority to own its property and to carry on its business as now being conducted, to execute and deliver this Note and all other instruments, agreements and documents entered into from time to time, evidencing or securing the loans or any obligation of payment thereof or performance of Borrower's or any Guarantor's obligations in connection with the transaction contemplated hereunder, each as amended (collectively referred to as “Loan Documents”), and to carry out the provisions and conditions of this Note and Loan Documents.  Borrower and each Guarantor is duly qualified to do business and is in good standing in every jurisdiction where the failure to so qualify would have a material adverse effect.

2.  Borrower and each Guarantor has full power, authority and legal right to incur the obligations provided for in, and to execute and deliver and to perform and observe the terms and provisions of this Note and the Loan Documents, and each of them has been duly executed and delivered by Borrower and each Guarantor and has been authorized by all required action, and Borrower and each Guarantor has obtained all requisite consents to the transactions contemplated thereby, and this Note and the Loan Documents constitute the legal, valid and binding obligations of Borrower and each Guarantor enforceable against Borrower and each Guarantor in accordance with their respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

3.  Neither the execution and delivery of this Note and the Loan Documents, nor the compliance by Borrower or any Guarantor with the terms and conditions of this Note and the Loan Documents, nor the consummation of the transactions contemplated thereby, will conflict with or result in a breach of the charter documents of Borrower or any Guarantor, or any of the terms, conditions or provisions of any agreement or instrument or any charter or other corporate restriction or law, regulation, rule or order of any governmental body or agency to which Borrower or any Guarantor is now a party or is subject, or imposition of a lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Borrower or any Guarantor pursuant to the terms of any such agreement or instrument.

4.  No consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by Borrower or any Guarantor of the transactions contemplated by this Note and the Loan Documents.

5.  Neither Borrower nor any Guarantor is (i) in material default under any indenture or contract or agreement to which it is a party or by which it is bound, (ii) in violation of its charter documents, (iii) in default with respect to any order, writ, injunction or decree of any court, or (iv) in default under any order or license of any federal or state governmental department. There exists no condition, event or act which constitutes, or after notice or lapse of time or both would constitute, an Event of Default.

6.  Borrower has furnished to the Lender financial assumptions which, in the opinion of Borrower, fairly and accurately reflect the financial assumptions for the operations of Borrower, and there has been no material adverse change in the Borrower’s financial prospects since that date which would require revision of the same.

Financial Reporting.  Borrower shall maintain a standard system of accounting, established and administered in accordance with GAAP consistently followed throughout the periods involved, and will set aside on its books for each fiscal quarter and fiscal year, the proper amounts or accruals for depreciation, obsolescence, amortization, bad debts, current and deferred taxes, prepaid expenses, and for other purposes as shall be required by GAAP.  Borrower will deliver or cause to be delivered to the Lender:

1.  As soon as practicable after the end of each quarter in each fiscal year, and in any event within 45 days thereafter, financial statements, including income statement, balance sheet, statement of condition of the Borrower as of the end of such fiscal quarter, and statements of cash flow, changes in financial position, and common shareholder’s equity for such fiscal quarter, internally prepared and certified as complete and correct by the principal financial officer of Borrower, subject to changes resulting from year-end adjustments;

2.  As soon as practicable after the end of each fiscal year, and in any event within 120 days thereafter, financial statements, including income statement, balance sheet, statement of condition of the Borrower as of the end of such year, and statement of cash flow and changes in financial position of the Borrower for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared by an independent certified public accountant, accompanied by a report and unqualified opinion of an independent certified public accountant of recognized standing, selected by Borrower and satisfactory to the Lender, and prepared in accordance with generally accepted audit standards.

Collateral/Guaranties.  Borrower has secured this Note by a Security Agreement dated July 31, 2008 and August 25, 2011 in favor of Lender.  This Note is guaranteed by Anaren Microwave, Inc., Anaren Ceramics, Inc., Anaren Properties, LLC, M. S. Kennedy Corp. and Unicircuit, Inc. (each a “Guarantor”) under guaranty agreements.  “Obligor” means (i) a person whose credit or any of whose property is pledged to payment of this Note and includes, without limitation, any Guarantor, and (ii) any signatory to a Loan Document.

Deposit Accounts.  So long as credit is available hereunder or until all principal of and interest on this Note have been paid in full, Borrower shall maintain with Lender and/or a Lender Affiliate, as its primary financial institution, corporate deposit, cash management and loan accounts, where applicable.  At the option of Lender, all loan payments and fees will automatically be debited from the Borrower’s primary operating account and all disbursements of Loan proceeds shall be made by Lender’s or Lender Affiliate’s crediting of such disbursements directly into the appropriate Borrower’s account.

Set Off.  Borrower grants to Lender a continuing lien on and security interest in any and all deposits or other sums at any time credited by or due from Lender (or any of its banking or lending affiliates, or any bank acting as a participant under any loan arrangement between the Lender and the Borrower, or any Lender Affiliates to Borrower and any cash, securities, instruments or other property of Borrower in the possession of Lender or any Lender Affiliate, whether for safekeeping or otherwise, or in transit to or from Lender or any Lender Affiliate (regardless of the reason the Lender or Lender Affiliate had received the same or whether Lender or Lender Affiliate has conditionally released the same) as security for the full and punctual payment and performance of all of the liabilities and obligations of Borrower to Lender or any Lender Affiliate and such deposits and other sums may be applied or set off against such liabilities and obligations of Borrower to Lender or any Lender Affiliate at any time, whether or not such are then due, whether or not demand has been made and whether or not other collateral is then available to Lender or any Lender Affiliate.

Events of Default.   The occurrence of any one or more of the following events shall constitute an Event of Default under this Note:

1.            If (a) the interest hereon or any commitment or other fee shall not be paid in full punctually when due and payable, or (b) the principal hereof shall not be paid in full punctually when due and payable;

2.           If Borrower or any Obligor fails to perform or observe any covenant or agreement (other than as referred to in (1) above) contained in this Note or in any other of the Loan Documents, and such failure remains unremedied for thirty (30) days after the Lender gives notice thereof to such Borrower or Obligor;

3.           If any representation, warranty or statement made in or pursuant to this Note or any Loan Document or any other material information furnished by Borrower or any Obligor to Lender or any other holder of this Note, shall be false or erroneous;

4.           If (a) any material provision, in the sole opinion of Lender, of this Note or any Loan Document shall at any time for any reason cease to be valid, binding and enforceable against Borrower or any Obligor; (b) the validity, binding effect or enforceability of any Loan Document against Borrower or any Obligor shall be contested by Borrower or any Obligor; (c) Borrower or any Obligor shall deny that it has any or further liability or obligation thereunder; or (d) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Lender the benefits purported to be created thereby;

5.           If any event of default or default shall occur under any other Loan Document, or if under any Loan Document any payment is required to be made by Borrower or any Obligor on demand of Lender, and such demand is made;

6.           If Borrower shall default in the payment of principal or interest due and owing upon any other obligation for borrowed money, beyond any period of grace provided with respect thereto or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity;

 7.           A final judgment or order for the payment of money in an amount in excess of $250,000.00 shall be rendered against Borrower or any Obligor by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of ninety (90) days after the date on which the right to appeal has expired;

8.           There shall have occurred any condition or event that Lender determines has or is reasonably likely to have a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) or prospects of Borrower, (b) the business, operations, property, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries, if any, taken as a whole, or (c) the validity or enforceability of this Note or any of the other Loan Documents or the rights and remedies of Lender hereunder or thereunder; or

9.           If Borrower or any Obligor shall (a)  die or discontinue business, (b) generally not pay its debts as such debts become due, (c) make a general assignment for the benefit of creditors, (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, (e) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, (f) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state) relating to relief of debtors, (g) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or (h) take  any action in order thereby to effect any of the foregoing, or omit to take, any action in order to prevent any of the foregoing.

Remedies upon Default.  If any Event of Default shall occur, Lender may, at its election, and without demand or notice of any kind, do any one or more of the following:

1.  Declare all of the Borrower’s obligations to Lender under this Note immediately due and payable, whereupon all unpaid principal, interest and fees in respect of this Note, together with all of Lender’s costs, expenses and attorneys’ fees related thereto, under the terms of this Note or otherwise, shall be immediately due and payable;

2.  Terminate any commitment to make advances under this Note;

3.  Exercise any and all rights and remedies available to Lender under any applicable law;

4.  Exercise any and all rights and remedies granted to Lender under the terms of this Note and any of the other Loan Documents; and/or

5.  Set off the unpaid balance hereunder against any debt owing to Borrower by the Lender or by any Lender Affiliate.

Governing Law.  This Note shall be construed under the laws of the State of New York and any applicable federal laws.  Time is of the essence in the payment of this Note.  All grace periods in this Note and all other Loan Documents shall run concurrently.

Notices.  All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Note, or if to Lender, mailed or delivered to it, addressed to the address of Lender specified on the front page of this Note.  All notices, statements, requests, demands and other communications provided for hereunder shall be deemed to be given or made when delivered or forty-eight (48) hours after being deposited in the mails with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation or receipt, except that notices from Borrower to Lender pursuant to any of the provisions hereof shall not be effective until received by Lender.

Binding Effect.  This Note shall be binding upon the Borrower and upon Borrower’s respective heirs, successors, assigns and legal representatives, and shall inure to the benefit of the Lender and its successors, endorsees and assigns.

Amendments.   Any amendment hereof must be in writing and signed by the party against whom enforcement is sought.  Unenforceability of any provision hereof shall not affect the enforceability of any other provision.  A photographic or other reproduction of this Note may be made by the Lender, and any such reproduction shall be admissible in evidence with the same effect as the original itself in any judicial or administrative proceeding, whether or not the original is in existence.

Indemnification.  In consideration of this loan, Borrower hereby releases and discharges Lender and its affiliates and their shareholders, directors, officers, employees, agents and attorneys (collectively “Related Parties”) from any and all claims, demands, liability and causes of action whatsoever, now known or unknown, arising out of or any way related to any of the Borrower’s obligations hereunder or under the Loan Documents.  Borrower shall indemnify, defend and hold harmless the Lender and the Related Parties against any claim brought or threatened against the Lender by the Borrower, any guarantor or endorser hereof, or any other person on account of Lender’s relationship with the Borrower or any guarantor or endorser hereof.

No Waiver.  None of the following will be a course of dealing, estoppel, waiver, or implied amendment on which any party to this Note or any Loan Document may rely:  (1) Lender’s acceptance of one or more late or partial payments; (2) Lender’s forbearance from exercising any right or remedy under this Note, or any document providing security for or guaranty of repayment of this Note; or (3) Lender’s forbearance from exercising any right or remedy under this Note or any Loan Document on any one or more occasions.  Lender’s exercise of any rights or remedies or a part of a right or remedy on one or more occasions shall not preclude Lender from exercising the right or remedy at any other time.  Lender’s rights and remedies under this Note, the Loan Documents, and the law and in equity are cumulative to, but independent of, each other.

Costs, Expenses, Fees and Taxes.  Borrower agrees to pay on demand all reasonable costs and expenses of Lender, including but not limited to, (a) administration, travel and out-of-pocket expenses, including but not limited to reasonable attorneys’ fees and expenses, of Lender in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) reasonable extraordinary expenses of Lender in connection with the administration of this Agreement, the Notes and the other instruments and documents to be delivered hereunder, (c) the reasonable fees and out-of-pocket expenses of special counsel for Lender, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto, (d) all fees due hereunder or in any of the Loan Documents, including but not limited to Breakage Costs, and (e) all costs and expenses, including reasonable attorneys’ fees, in connection with the determination of Lender’s lien priority in any collateral securing this Note, or the restructuring or enforcement of this Note or any Loan Document. In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of any Loan Document, and the other instruments and documents to be delivered hereunder, and agrees to hold Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees.

Borrower Waivers.  Borrower waives presentment, demand, notice, protest, and all other demands and notices in connection with delivery, acceptance, performance, default, or enforcement of this Note.

Jurisdiction.  Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any New York state or federal court sitting in Onondaga County, over any action or proceeding arising out of or relating to this Note, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or federal court.  Borrower hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court.

Jury Trial Waiver.  BORROWER AND LENDER EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN LENDER AND BORROWER ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS NOTE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

Borrower: ANAREN, INC.

By:   /S/  ANAREN, INC.

Address: 6635 Kirkville Road, East Syracuse, New York 13057